Exhibit 99.1

SMG Industries Acquires a Leading Midstream Logistics and Rig Move Company Projected to Increase Annual Revenues Approximately 590% to an estimated $60 million for fiscal 2020

SMG Continues its Buy and Build Strategy diversifying into Midstream with established compressor heavy haul and drilling rig move services company

HOUSTON, TX. March 3, 2020 (Accesswire) - SMG Industries, Inc. (the "Company") (OTCQB:SMGI), a growth-oriented midstream and oilfield services company operating in the Southwest United States announced today the acquisition of 100% of the membership interests of 5J Oilfield Services LLC and 5J Trucking LLC (together the “5J Companies” or “5J”) that closed on February 27, 2020.

5J is an industry recognized sixteen year old company that enjoys a strong presence operating throughout the Southwest United States with over 165 customers. 5J is an asset rich company with a fleet of approximately 100 trucks, 240 trailers, 18 cranes and 25 forklifts utilized to move large compressors and production equipment for midstream, pipeline and oilfield companies, as well as drilling rig mobilization for operators and drilling contractors. 5J’s assets were recently appraised at $24 million, in connection with the acquisition, based on an orderly liquidation value basis (OLV). 5J currently has five facilities to service its broad base of customers throughout Texas, Louisiana and New Mexico.

Highlights of the acquisition include:

•	The Company acquired 100% of the membership interests of both 5J Oilfield Services LLC and 5J Trucking LLC for approximately $27.3 million in consideration of a combination of cash, assumed notes, preferred stock and refinanced debt,

•	Currently, the Company projects 2020 consolidated revenues, inclusive of 5J, of approximately $60 to 64 million and an estimated adjusted EBITDA range of approximately $7 to 8 million,

•	The seasoned and proven 5J management team has been retained with 5J post-acquisition under new employment agreements and SMGI vesting scheduled incentive stock options,

•	The acquisition is immediately accretive to SMGI on a consolidated basis,

•	Strong cross-selling opportunities exist given the additional 165+ combined customer base,

•	The Company’s buy and build strategy indicates both cross selling opportunities with its acquisition and has identified other midstream acquisition candidates to further follow customer growth and capex spend in that sector.

5J’s sales force will immediately be able to promote SMG’s products and SMG’s customers will have instant access to 5J’s large fleet of assets for midstream compressor logistics, production equipment heavy haul and drilling rig move capabilities. The management team of 5J have all been retained through multi-year employment agreements and vesting scheduled stock option grants in SMGI.

After a previous successful exit in 1998, 5J was founded in 2004 and benefits from the leadership of an industry recognized leader in Jimmy Frye, who has been a long standing participant in industry associations such as the IADC.

Matt Flemming, CEO of SMG Industries, Inc. stated, “SMG views this acquisition as immediately accretive and strategic to its business. Many midstream pipeline customers are increasing their spend and capex this year and represent a major growth area for 5J and SMGI. This acquisition will provide additional access into the midstream sector and bring about more than 100 new non overlapping MSAs for cross-selling. SMGI’s buy and build strategy includes current plans for additional midstream service companies in the Southwest United States and other strategic acquisitions in 2020.”

James “Jimmy” Frye, Founder and President of 5J stated, “I am excited to join SMG in their pursuit to consolidate the midstream and oilfield services industry. Recent industry trends indicate further consolidation is going to happen and our team wants to be in the driver’s seat for that change. The 5J management team will remain in place with a plan to grow our existing operations by focusing on our midstream customers and their logistics and transportation needs for their infrastructure, as well as growing our fleet through independent trucking companies that want to partner with an established firm like 5J.”

About SMG Industries, Inc.: SMG Industries is a growth oriented midstream and oilfield services company that operates throughout the Southwest United States. Through its wholly-owned operating subsidiaries, the Company offers an expanding suite of products and services across the market segments of midstream, drilling, completions and production. SMG’s subsidiaries 5J Trucking LLC and 5J Oilfield LLC provide midstream heavy haul infrastructure logistics support for compressors and production equipment transport. 5J also is a leader in drilling rig relocation in the Southwest US. Trinity Services LLC performs lease road, multi-well drilling pad and pit construction along with well site services utilizing work over and swab rigs. MG Cleaners LLC, provides contract drilling companies and oil and gas operators with proprietary branded products including detergents, surfactants and degreasers (such as Miracle Blue®) as well as equipment and services crews that perform on-site repairs, maintenance and drilling rig wash services. SMG’s rental division includes an inventory of bottom hole assembly (BHA) oil tools such as stabilizers, drill collars, crossovers and bit subs rented to oil companies and their directional drillers. In the Completions market segment, SMG’s frac water management division, known as Momentum Water Transfer, focuses in frac water management providing high volume above ground equipment and temporary infrastructure to route water used on location for fracing. SMG Industries, Inc. headquartered in Houston, Texas has facilities in Carthage, Odessa, Alice, Palestine and Waskom, Texas. Read more at www.SMGindustries.com and www.MGCleanersllc.com and www.ts-oilfield.com, www.MomentumWTS.com and www.5joilfield.net.

Source: Matthew Flemming, SMG Industries, Inc. +1-713-821-3153